                                                                      EXHIBIT 11


COMPUTATION OF EARNINGS PER SHARE


                                   FOR THE              FOR THE             FOR THE
                                 YEAR ENDED            YEAR ENDED          YEAR ENDED
                              JUNE 30, 1995 (1)      JUNE 30, 1996       JUNE 30, 1997
                              -----------------      -------------       -------------
NET INCOME                        $2,543,000           $2,665,000          $2,319,000
                                  ----------           ----------          ----------

PRIMARY:

  NUMBER OF SHARES OUTSTANDING     1,521,406            1,548,971           1,550,439

  EARNINGS PER SHARE                   $1.67                $1.72               $1.50
                                       -----                -----               -----

FULLY DILUTED:

  NUMBER OF SHARES OUTSTANDING     1,533,806            1,548,924           1,566,960

  EARNINGS PER SHARE                   $1.66                $1.72               $1.48
                                       -----                -----               -----

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(1) NUMBER OF SHARES AND PER SHARE AMOUNTS ADJUSTED TO REFLECT THE EFFECTS OF
    THE THREE-FOR-TWO STOCK SPLIT PAID ON SEPTEMBER 15, 1995.